EXHIBIT 21.01

SUBSIDIARIES OF REGISTRANT

Allegheny Steel Distributors, Inc.

Aluminum and Stainless, Inc.
American Metals Corporation
AMI Metals, Inc.
CCC Steel, Inc.
Chatham Steel Corporation
Durrett Sheppard Steel Co., Inc.
Liebovich Bros., Inc.
Lusk Metals
PDM Steel Service Centers, Inc.
Phoenix Corporation
RSAC Management Corp.
Service Steel Aerospace Corp.
Siskin Steel & Supply Company, Inc.
Toma Metals, Inc.
Valex Corp.
Viking Materials, Inc.

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